Exhibit 99.4
SECOND AMENDMENT TO LEASE

This is a Second Amendment to Lease (this “Second Amendment”) dated as of February 24, 2021 by and between ABP Borrower Inc., a Maryland corporation (“Landlord”) and Five Star Senior Living Inc., a Maryland corporation (“Tenant”).

WHEREAS, 400 Centre Street LLC, a Massachusetts limited liability company (“Original Lessor”) and Five Star Quality Care, Inc., a Maryland corporation (“Original Lessee”) entered into a lease dated as of May 12, 2011 with respect to the entire building and improvements located at 400 Centre Street, Newton, Massachusetts, excluding the so-called Plaza building within the Premises demised therein (the “Original Lease”);

WHEREAS, Original Lessor and Original Lessee entered into that certain First Amendment to Lease dated as of December 23, 2014 to include the so-called Plaza building within the Premises demised by the Original Lease (the Original Lease, as so amended, the “Lease”);

WHEREAS, Landlord has succeeded to the interest of Original Lessor under the Lease and Tenant has succeeded to the interest of Original Lessee under the Lease; and

WHEREAS, the term of the Lease is scheduled to expire on June 30, 2021; and

WHEREAS, Landlord and Tenant wish to extend the term of the Lease beginning on July 1, 2021 (the “Amendment Effective Date”) through December 31, 2031.

NOW, THEREFORE, in consideration of the foregoing, Landlord and Tenant agree as follows:

1.Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; however, Section 2.3 of the Lease (and any other place in the Lease where such reference is made) is amended by replacing the reference therein to “Reit Management & Research LLC” with “The RMR Group LLC”. Reference in Section 2.3 of the Lease to the “Business Management and Shared Services Agreement” shall refer instead to the “Amended and Restated Business Management and Shared Services Agreement”.

2.Term. The Lease shall continue as of the Amendment Effective Date and expiring on December 31, 2031, subject to the provisions of Section 2.3 of the Lease.

3.Annual Fixed Rent and Abatement Period. For the period commencing as of the Amendment Effective Date, Annual Fixed Rent shall be as follows:

July 1, 2021 – June 30, 2022	$1,025,825.00
July 1, 2022 – June 30, 2023	$1,066,858.00
July 1, 2023 – June 30, 2024	$1,107,891.00
July 1, 2024 – June 30, 2025	$1,148,924.00
July 1, 2025 – June 30, 2026	$1,189,957.00
July 1, 2026 – June 30, 2027	$1,230,990.00
July 1, 2027 – June 30, 2028	$1,272,023.00
July 1, 2028 – June 30, 2029	$1,313,056.00
July 1, 2029 – June 30, 2030	$1,354.089.00
July 1, 2030 – December 31, 2031	$1,395,122.00 (per annum)

So long as Tenant has not defaulted in its obligations under the Lease, Landlord shall grant Tenant an abatement of the Annual Fixed Rent for the period of July 1, 2021 – December 31, 2021 (the “Abatement Period”). Tenant shall be responsible only for Additional Rent under the Lease during the Abatement Period.

4.Condition of the Premises. Tenant agrees to extend the term of the Lease with the Premises being in their “as is” condition as of the date of this Second Amendment. Tenant acknowledges that it occupied the Premises as Tenant under the Lease as of the date of this Second Amendment and has found its condition satisfactory for the Permitted Uses. Tenant acknowledges that, except as may be expressly set forth in the Lease, it is not relying on any representations of Landlord or Landlord’s agents or employees as to the physical condition of the Premises, and Landlord shall have no obligation with respect thereto.

5.Improvements to the Premises. Landlord shall grant Tenant an improvement allowance not to exceed $65.00 per rentable square foot, or $2,667,145.00 (“Landlord’s New Contribution”), which may be used towards improvements to the Premises, construction drawings, construction management and a construction management fee of 5% (to be retained by Landlord) in connection with any alterations Tenant shall elect to have performed in or to the Premises and which are reasonably acceptable to Landlord (collectively, “Landlord’s New Work”).

Once Landlord shall have expended Landlord’s New Contribution on Landlord’s New Work, any additional costs relating to alterations to the Premises requested by Tenant shall be at Tenant’s expense.

Landlord shall direct its contractor(s) performing Landlord’s New Work to coordinate access and activities at the Premises with Tenant and to use reasonable efforts to minimize any disruption with Tenant’s use of the Premises.

Landlord shall exercise all reasonable efforts to complete any of Landlord’s New Work as expeditiously as possible.

6.Landlord Representation. Landlord represents to Tenant that no Superior Mortgage affects the Property as of the date of this Second Amendment and that it holds fee title to the Property.

7.Brokerage. Tenant represents to Landlord that it has engaged no broker entitled to a commission or other payment in connection with this Second Amendment.

8.Affirmation. Except as herein amended, the Lease is ratified and affirmed.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment under seal as of the date first set forth above.

LANDLORD:
ABP Borrower Inc.
By: The RMR Group LLC, its agent
By: /s/ Jennifer F. Francis Jennifer F. Francis Executive Vice President

TENANT:
Five Star Senior Living Inc.
By: /s/ Katherine E. Potter Name: Katherine E. Potter Title: President and Chief Executive Officer
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